Exhibit 99.2

Item 7. LEAFLY'S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Numbers in this section are presented in thousands, except for per share numbers. The following Management’s Discussion and Analysis (“MD&A”) should be read in conjunction with the consolidated financial statements and related notes. The MD&A is intended to assist in understanding our financial condition and results of operations. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated due to various factors discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in our Annual Report on Form 10-K.

Overview
Leafly is one of the cannabis industry’s leading marketplaces for brands and retailers to reach one of the largest audiences of consumers interested in cannabis. Leafly operates a platform that includes educational information, strains data, and news, enabling consumers to use Leafly’s content library to have an informed shopping experience. Leafly reduces the friction caused by fragmented regulation of cannabis across North America and offers a compliant digital marketplace that connects cannabis consumers with legal and licensed retailers and brands nearest them.
Leafly’s focus on the consumer experience has powered sustained revenue growth since Leafly was founded in 2010. Leafly allows each shopper to tailor their journey; selecting the store, brand, and cannabis form-factor that appeals to them. Once that shopper builds a basket and is ready to order, our non-plant-touching business model sends that order reservation to the store for payment and fulfillment. By matching stores and shoppers, we deliver value to all constituencies. We monetize our platform primarily through the sale of subscription packages, bundling e-commerce software and advertising solutions, as well as non-subscription-based advertising to retailers and brands. Through the participation on our platform, retailers and brands can reach and engage the 10 million average monthly active users ("MAUs") on our platform, one of the largest cannabis-focused audiences in the world.

In 2021, we began building up our business again as the broader economy started to reopen and COVID-19 restrictions lifted. Our hiring ramped and we made significant investments, in particular, in our sales and marketing organization, in building out our senior leadership team, in launching focused new products and services and on growing the number of supply partners on our platform. Expenses increased accordingly, and also as we built infrastructure in preparation for becoming and operating as a public company. We expect we will continue making similar investments as we continue to grow and mature the business. In 2021, we were successful in growing the number of the supply partners on our platform during the year and revenue increased accordingly, while average revenue per account decreased due to strategic expansion into lower population or lower demand markets at a lower price point. Subsequent to year-end, in February of 2022, we closed our business combination with Merida and became a public company. Through the closing of the business combination, we obtained additional financing from the issuance of convertible notes, the proceeds of which we anticipate we will use to continue making strategic investments in the growth of our business. Please see the detailed discussions of our results of operations and financial condition within Management's Discussion and Analysis below.
COVID-19 and Strategic Refocusing of the Business
COVID-19 was declared a global pandemic by the World Health Organization in March of 2020 and has had a significant impact on the global economy and thus, Leafly. Pandemic-driven uncertainties and new leadership led management to re-examine its business strategy, deciding to refocus the business on its online, three-sided marketplace and to wind-down other strategic initiatives, including its operation in Germany and Leafly Market, a Leafly-owned CBD online store. In connection with the reprioritized strategy, Leafly laid off 54 employees in January of 2020 and an additional 91 employees in March of 2020. Concurrent with the March layoffs, Leafly also implemented travel restrictions and a work from home policy, resulting in a renegotiation of our lease obligations and the ultimate termination of our main Seattle office lease in March of 2021. As of the date of this report, these policies have not materially impacted our operations, financial reporting, or internal controls. See discussion of the impact of these changes on our operating expenses under “— Restructuring” and “— Discussion of our Results of Operations” below.
The COVID-19 pandemic led to many provincial and state lockdowns and retail businesses were forced to close or limit in-person shopping. These policy decisions had a direct impact on Leafly and its retail partners. In early 2020, with a far more restricted in-store shopping experience, sales and collections slowed versus expectations. As the year progressed, consumer demand shifted to stores with an ability to serve shoppers via e-commerce, which made a positive impact on many of our retail partners’ businesses. For Leafly, this resulted in stable revenue across Retail and Brands through 2020. The demand for legal cannabis accelerated throughout the year, while in-store shopping restrictions remained in place. That increasing demand, coupled with limited or no in-store shopping, led many retailers to adopt e-commerce solutions. These macro impacts drove adoption of Leafly’s online ordering tools, both by our consumers and retail partners. As the broader economy started to reopen and restrictions lifted, in 2021, we saw a decline in our traffic from peak activity on our platform in the second quarter of 2020 to levels closer to those prior to the pandemic.
Leafly remains focused on an online ordering strategy and has a predominantly work from home policy with limited use of co-working space and business travel.
Restructuring
In connection with the layoffs discussed under “— COVID-19 and Strategic Refocusing of the Business” above, Leafly recorded a total of $464 and $84 of pre-tax severance expense spread across its operating expense categories during the first and second quarters of 2020, respectively. A total of 145 employees were terminated, and the restructuring program was completed in the second quarter of 2020. Though we incurred additional operating expenses early in 2020 due to these severance costs, we estimate that these employee terminations reduced our expenses by nearly $3,750 per quarter from what they would have been otherwise while headcount levels remained low. As the broader economy started to reopen and restrictions lifted and we raised additional funding through convertible note issuances in 2021, our hiring ramped. Our number of employees is now approaching pre-pandemic levels, with different hiring prioritization across functions. Our sales and marketing headcount now exceeds pre-pandemic levels, while our product development and general and administrative headcount remain lower than pre-pandemic levels. Qualified individuals are in high demand, in particular software engineers, and we are exploring various options for staff augmentation while the market for full-time employees in North America remains highly competitive.
In May 2020, Leafly amended the lease for its Seattle-based headquarters, reducing the square feet leased and reducing the monthly payment to $75 effective August 1, 2020. The amended lease also included a new, earlier termination date of March 31, 2021. The effect of this amendment was to reduce our go-forward operating expenses by nearly $400 per quarter from what they would have been otherwise. We currently remain without an active, long-term headquarters lease, though we may enter into a new lease for a Seattle-based corporate office space in 2022. We expect that space would accommodate a hybrid in-person and work-from-home team.
Merger and Public Company Costs
On February 4, 2022, Leafly consummated the business combination pursuant to the Agreement and Plan of Merger dated August 9, 2021 and amended on September 8, 2021 and on January 11, 2022 (as amended, the “Merger Agreement”) (the "Business Combination"). Merger Sub I merged with and into Leafly, with Leafly surviving as a wholly owned subsidiary of Merida, and following the Initial Merger and as part of a single integrated transaction with the Initial Merger, Leafly merged with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Merida. Leafly was deemed the accounting predecessor and New Leafly is the successor SEC registrant, which means that Leafly’s financial statements for previous periods will be disclosed in Leafly’s future periodic reports filed with the SEC.
While the legal acquirer in the merger agreement is Merida, for financial accounting and reporting purposes under U.S. GAAP, Leafly is the accounting acquirer and the Mergers will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Leafly in many respects. Under this method of accounting, Merida is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Leafly is deemed to be the accounting acquirer in the Business Combination and, consequently, the Business Combination will be treated as a recapitalization of Leafly (i.e., a capital transaction involving the issuance of stock by Merida for the stock of Leafly). Accordingly, the consolidated assets, liabilities, and results of operations of Leafly remain the historical financial statements of Leafly, and Merida’s assets, liabilities and results of operations will be consolidated with Leafly’s beginning on the acquisition date. Operations prior to the closing of the merger will be presented as those of Leafly in future reports. The net assets of Merida will be recognized at historical cost (which is expected to be consistent with carrying value, including fair value, as applicable), with no goodwill or other intangible assets recorded. We anticipate that the most significant change in Leafly’s reported financial position as a result of the Business Combination will be an increase in cash and cash equivalents of approximately $18 million from net proceeds, including proceeds from convertible notes issued upon closing of the Business Combination. In addition, $39 million from Merida's trust account was placed in escrow upon closing of the Business Combination, all or a portion of which may become available to Leafly. On December 22, 2021 and January 10, 2022, Merida entered into agreements with certain holders of shares of common stock issued in Merida’s initial public offering, pursuant to which such stockholders agreed not to seek redemption of up to 4,000,000 shares in aggregate in connection with Merida’s special meeting to approve the Business Combination. Pursuant to these agreements, the counterparties may elect to sell and transfer to the Company, and the Company shall purchase from the counterparties, up to 4,000,000 shares at a price per Share equal to $10.16 per Share or $10.01 per Share, as applicable. If the parties to these agreements (as described in the Prospectus Supplement we filed with the SEC on January 18, 2022) exercise their rights to put their shares back to Leafly within three months of the closing of the Business Combination, such amount placed in escrow may not become available to Leafly, or may be available only in part. See “—Liquidity” for further information.

As a consequence of the Business Combination, Leafly became the successor to an SEC-registered and Nasdaq-listed company which requires Leafly to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Leafly has incurred, and expects to continue to incur, additional expenses as a public company for, among other things: additional directors’ and officers’ liability insurance; compensation for directors and additional internal and external accounting, legal, and administrative resources, including increased audit and legal fees; and costs of certain related software tools.

Direct costs of the Business Combination and resulting recapitalization have been recorded to Prepaid expenses and other current assets in our Consolidated Balance Sheets and will be reclassified to additional paid-in capital upon closing of the Business Combination in 2022, while general costs associated with becoming and operating as a public company are expensed throughout our Consolidated Statements of Operations, as applicable, primarily to General and Administrative. We currently anticipate we will incur approximately $8.5 million to $9.5 million annually in incremental cash costs of operating as a public company. This estimate does not reflect general increases in costs due to growing our business. Non-cash stock-based compensation expenses will also likely increase significantly as we transition to operating as a public company, leveraging our available equity, including derivatives thereof, to fund operations. These estimates and expectations may change as we begin to experience these new conditions.
Key Metrics
In addition to the measures presented in our consolidated financial statements, our management regularly monitors certain measures in the operation of our business. As a result of the continued evolution of our business and our transition to a public company, we eliminated one key metric and modified two others, as follows:

•We eliminated Order enabled retailers as a key metric because it is not a direct driver of our revenue growth nor a metric commonly shared across our industry.
•We modified the calculation of MAUs to include Leafly applications developed for use on a particular platform or device ("native apps"). The prior definition of MAUs was based on visitors to Leafly's websites only. We made this modification to improve period-to-period comparability of traffic to our platform as users move between our websites and native apps.
•We modified the calculation of retailer average revenue per account ("ARPA") to include a numerator representing account-based retail revenue rather than product-based retail revenue, which we report for segment reporting purposes under our Retail segment. We made this change to better align the numerator of this metric with its denominator, which is the number of accounts.

Our key metrics are discussed below.
Monthly active users
Monthly active users (“MAUs”) represents the total unique visitors to Leafly websites and native apps each month, which in turn represents the maximum potential unique visitors that could become a customer of a dispensary or brand listed on Leafly’s platform, within a given month. Leafly’s revenue model for dispensaries and brands is based, in part, on the number of visitors it can drive to dispensary or brand listings on the platform. Providing more visitors, as represented by MAUs, may lead to increased advertising rates for both dispensaries and brands.
Users (visitors) are considered active by initiating a session on at least one webpage or app. Each month’s MAUs is the total of unique visitors to Leafly during the specified month and includes both new visitors as well as those returning from the previous month. We count a unique user the first time an individual accesses one of our websites or native apps during a calendar month. If an individual accesses our websites using different web browsers within a given month, the first access by each such web browser is counted as a separate unique user. If an individual accesses more than one of our websites or native apps in a single month, the first access to each website or app is counted as a separate unique user since unique users are tracked separately for each domain and native app. The unique visitors are measured using Google Analytics for our web applications and Firebase for our native applications.
Due to third-party technological limitations, user software settings, or user behavior, Google Analytics may assign a unique cookie to different instances of access by the same individual to our websites. In such instances, Google Analytics would count different instances of access by the same individual as separate unique users. Accordingly, reliance on the number of unique users counted by Google Analytics may overstate the actual number of unique users who access our websites during the period. Additionally, we cannot differentiate between a user who accesses Leafly across both the web and a native app, which could overstate the number of unique users.
A growing number of MAUs is indicative of our overall product health as it is the result of metrics reflecting both retention and acquisition of customers of our suppliers. While we consider MAUs to be a leading indicator of general product health representing the blend of new customer acquisition and the retention of returning customers, we also acknowledge that this must be paired with a deeper analysis of MAU behavioral metrics. We measure the quality of experience by looking at MAU cohorts engagement behaviors as measured by time on site, interaction with personalization features such as favoriting and following, and orders placed.
Ending retail accounts
Ending retail accounts is the number of paying retailer accounts with Leafly as of the last month of the respective period. Retail accounts can include more than one retailer. This metric is helpful because it represents a portion of the volume element of our revenue and describes our market share.
Retailer average revenue per account
Retailer ARPA is calculated as monthly retail revenue, on an account basis, divided by the number of retail accounts that were active during that same month. An active account is one that had an active paying subscription with Leafly in the month. Leafly does not provide retailers with a free subscription offering. This metric is helpful because it represents the price element of our revenue.

Year ended December 31,	2021	2020	Change	Change (%)
Average MAUs (in thousands)(1)	10,005	11,531	(1,526)	(13)%
Ending retail accounts(2)	5,265	3,665	1,600	44%
Retailer average revenue per account (ARPA)(3)	$636	$735	$(99)	(13)%
____________
(1)Calculated as a simple average for the period presented. Using the prior calculation that excluded native apps, Average MAUs would have been 9,278 and 10,592 for 2021 and 2020, respectively, for a decrease of 1,314 or 12%.
(2)Represents the figure outstanding in the last month of the respective period.
(3)Calculated as a simple average of monthly retailer ARPA for the period presented. Using the prior calculation of retailer ARPA which included retail revenue on a product basis, retailer ARPA would have been $631 and $734 for 2021 and 2020, respectively for a decrease of $103 or 14%.
The pandemic accelerated interest in legal cannabis, driving more traffic to Leafly. This resulted in more MAUs across Leafly’s platform in 2020. The lockdowns across certain communities and restrictions on in-store shopping drove many shoppers to an e-commerce solution. As the broader economy started to reopen and restrictions lifted, we saw a decline in our traffic from peak activity on our platform in the second quarter of 2020. As a result, MAUs decreased for the year ended December 31, 2021 as compared to the prior year.

The Company focused primarily on growing the number of supply partners on the platform in 2021, leading to year over year growth in ending retail accounts. Part of this growth in retail accounts included expanding into lower population or lower demand markets at a lower price point, a strategic decision which contributed to a decline in ARPA.
Components of our Results of Operations
Revenue
We generate our revenue through the sale of online advertising and online order reservation enablement on the Leafly platform for suppliers in our Retail and Brands segments. Within our Retail segment, we monetize our multi-sided retail marketplace through monthly subscriptions that enable retailers to advertise to and acquire potential shoppers. Our solutions allow retailers, where legally permissible, to accept online orders from shoppers, who visit Leafly.com or use a

Leafly-powered online order reservation solution, including our iOS app. Within our Brands segment, our revenue is derived by creating custom advertising campaigns for both small and large brands that target Leafly’s broad and diverse audience and offering brands profile listings on our platform, which are sold on a monthly recurring subscription or annual basis. Advertising opportunities include on-site digital display, native placements, email, branded content, and off-site audience extension. Leafly’s advertising partners span a variety of verticals including hardware and accessories, THC-infused products, hemp, CBD, and seed.
Cost of Revenue

Cost of revenue consists primarily of technical labor costs associated with development of our website and apps, costs of website infrastructure and analytics (including hosting fees and third-party software licenses that are embedded in our platform), costs of point-of-sale and third-party platform integrations, audience extension costs (unique to Brands), merchant credit card processing fees, and email automation software (unique to Brands). In 2020, Leafly cost of revenue also included merchandise costs for Leafly Market inventory, which were discontinued in 2020 when Leafly Market ceased operating.
Operating expenses
Operating expenses consist of sales and marketing, product development, and general and administrative expenses.
Sales and marketing expenses consist primarily of employee compensation, as well as costs of advertising and marketing activity for promoting our company, consulting and contractor costs, and trade show and event costs. Events include cannabis enthusiast days of celebration such as 420, which celebrates cannabis, and 710 oil day, which celebrates cannabis oils and concentrates.
Product Development expenses consist primarily of employee compensation, as well as consulting and contractor expenses, and related overhead costs.
General and administrative expenses consist primarily of compensation for our finance and accounting, legal, human resources, and administrative personnel. General and administrative expenses also include professional services, litigation, and other administrative expenses.
Discussion of our Results of Operations — 2021 Compared to 2020
Revenue

Year Ended December 31,	2021	2020	Change ($)	Change (%)
Retail	$33,628	$29,591	$4,037	14%
Brands	9,408	6,801	2,607	38%
Total revenue	$43,036	$36,392	$6,644	18%
Retail revenue from digital media display ads and subscription sales from licensed dispensaries increased $2,393 and $1,654, respectively. Digital media display ads revenue growth was driven by increased volumes of display ads, reflecting further legalization of cannabis and other factors discussed under “— Other Metrics” above. Subscription sales revenue growth was also driven by increased volume, as the number of ending retail accounts increased 44% during this period due to continued onboarding of new retail subscriptions. These increases were offset in part by an overall reduction in prices in target markets, where we sought to attract a greater number of local retailers onto our platform. In August of 2020, we moved to a regional pricing model based on traffic and orders, which had the effect of decreasing overall prices within our mix of revenue during 2021 when compared to 2020, as reflected in a 13% decrease in ARPA.
The Company’s current systems do not allow us to precisely quantify changes in Brands revenue attributable to price and volume. We continue to implement systems and processes that will allow us to do so. In the meantime, the information we have from our existing systems, combined with our knowledge of changes in list prices, informs the discussion of Brands volume and pricing that follows. We believe Brands revenue grew primarily due to increased volume as we offer a solution for brands that continue to lack access to their target audience through certain traditional advertising channels that do not work with the cannabis industry, and as CBD and related cannabis-adjacent brands want to advertise to our audience. By product, the Brands revenue increase was driven primarily by growth in channel advertising (including direct to consumer email) and digital media (including audience extension services), which grew $1,221 and $1,021, respectively.

Cost of revenue

Year ended December 31,	2021	2020	Change ($)	Change (%)
Retail	$3,193	$3,301	$(108)	(3)%
Brands	1,790	1,661	129	8%
Total cost of revenue	$4,983	$4,962	$21	—%
Retail cost of revenue decreased due primarily to $266 lower website infrastructure and analytics costs and a $282 reduction in employee compensation because of the restructuring discussed above under "- Restructuring," offset in part by $379 higher integration costs.
Brands cost of revenue increased due primarily to $307 higher costs of audience extension, which were included for only a portion of the comparative prior year period due to launch of the service in May 2020. Audience extension is more expensive for Leafly to deliver than advertising on its own properties due to the cost of paying third party fees for the placements of ads on non-Leafly sites. These increases were offset in part by merchandise costs for Leafly Market inventory of $175 in 2020, which was discontinued in 2020 resulting in no associated costs in 2021.
Operating expenses

Year ended December 31,	2021	2020	Change ($)	Change (%)
Sales and marketing	$19,640	$13,189	$6,451	49%
Product development	13,896	14,485	(589)	(4)%
General and administrative	15,142	13,052	2,090	16%
Total operating expenses	$48,678	$40,726	$7,952	20%
Sales and marketing expenses grew as we began ramping up investments again following a shorter than expected impact of the COVID-19 pandemic and increased funding through the issuance of convertible notes. We increased advertising and marketing spending by $2,842 and employee compensation costs by $3,357 as we approximately doubled our number of sales and marketing staff when comparing 2020 and 2021.
Product development expenses decreased primarily due to a $616 reduction in employee compensation, primarily reflecting lower average headcount offset in part by higher rates of bonuses.
General and administrative expenses increased due primarily to: a $2,828 increase in compensation, reflecting higher rates of salaries and related benefits and bonuses; a $1,129 increase in recruiting costs, due in part to hiring several senior-level employees during the fourth quarter of 2021 and a significant number of sales and marketing staff during the year; and a $552 increase in insurance costs, primarily related to directors and officers insurance for pre-Business Combination coverage. These increases were offset in part by a number of decreases, including:
•a decrease of $1,205 in the cost of management services from Privateer Management as the company matured and had less need for their services (see "- Related Party Relationships" below);
•a decrease of $413 in bad debt expense, which was elevated in 2020 reflecting the impact of COVID-19 on some of our customers; and
•a decrease in facilities costs of $508 as employees worked from home.
Other expense

Year Ended December 31,	2021	2020	Change ($)	Change (%)
Interest expense, net	$(1,349)	$(637)	$(712)	112%
Other expense, net	(50)	(31)	(19)	61%
Total other expense	$(1,399)	$(668)	$(731)	109%
Interest expense, net increased due to a 106% higher principal balance of convertible promissory notes outstanding, on average, in 2021.

Non-GAAP Financial Measures
Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) and Adjusted EBITDA
To provide investors with additional information regarding our financial results, we have disclosed EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures that we calculate as net loss before interest, taxes and depreciation and amortization expense in the case of EBITDA and further adjusted to exclude non-cash, unusual and/or infrequent costs in the case of Adjusted EBITDA. Below we have provided a reconciliation of net loss (the most directly comparable GAAP financial measure) to EBITDA and from EBITDA to Adjusted EBITDA.
We present EBITDA and Adjusted EBITDA because these metrics are a key measure used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions regarding the allocation of investment capacity. Accordingly, we believe that EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.
EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and both EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
•EBITDA and Adjusted EBITDA do not reflect interest or tax payments that may represent a reduction in cash available to us.
Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.
A reconciliation of net loss to non-GAAP EBITDA and Adjusted EBITDA is as follows:

	Year Ended December 31,
	2021	2020
Net loss	$(12,024)	$(9,964)
Interest expense, net	1,349	637
Depreciation and amortization expense	253	312
EBITDA	(10,422)	(9,015)
Stock-based compensation	1,022	1,158
Adjusted EBITDA	$(9,400)	$(7,857)

The increase in our loss on an EBITDA and Adjusted EBITDA basis is due to increased operating expenses offset in part by increased revenue.
Financial Condition
Cash, cash equivalents, and restricted cash
Cash, cash equivalents, and restricted cash totaled $28,695 and $4,934 as of December 31, 2021 and 2020, respectively. The increase was primarily due to proceeds from the issuance of convertible promissory notes. See Note 3 and Note 10 to our consolidated financial statements within this Current Report for more information.
Cash flows
As compared to the year ended December 31, 2020, cash used in operations decreased by $2,944 to $6,848 for year ended December 31, 2021, mainly due to reduced net loss from operations. See discussion under “— Discussion of our Results of Operations” above for more information. Cash provided by financing grew $21,840 over this same period to $30,696 for the year ended December 31, 2021, mainly due to increased proceeds from the issuance of convertible promissory notes.

Stock and convertible promissory note issuances
Since our capital restructuring in 2019, we have financed a sizable portion of our operations from issuances of stock and convertible promissory notes. The proceeds of these issuances have been used to fund, among other things, working capital and capital expenditures. See more information about our stock at Note 11 and our convertible notes at Note 10 to our consolidated financial statements within this Current Report.
Deferred revenue
Deferred revenue is primarily related to software subscriptions and display ads. The revenue deferred at December 31, 2021 is expected to be recognized in the subsequent 12-month period. See Note 8 to our consolidated financial statements within this Current Report for further discussion.
Contractual obligations and other planned uses of capital
We are obligated to repay any convertible notes that do not ultimately convert to equity, as well as the other operating liabilities on our Consolidated Balance Sheets, such as accrued liabilities. We intend to continue to invest in product and feature development, expanding our marketing and sales operations, improving and expanding our technology and finance infrastructure, hiring additional and retaining existing employees, pursuing strategic opportunities, and meeting the increased compliance requirements associated with our transition to and operation as a public company. In addition, we intend to add back in-person working space over time. As we continue to grow, we expect the aggregate amount of these expenses will also continue to grow.
Liquidity
Leafly has incurred losses since its inception and had an accumulated deficit of $69,770 and $57,746 at December 31, 2021 and December 31, 2020, respectively.
Upon the closing of the Business Combination, Leafly issued additional convertible notes, which provided incremental funding for our operations. See Note 10 and Note 19 to our consolidated financial statements within this Current Report for more information. We anticipate that our capital resources are sufficient to fund our operations for at least the following 12 months.

On December 22, 2021 and January 10, 2022, Merida and the Sponsor entered into agreements (the “Share Transfer, Non-Redemption and Forward Purchase Agreements”) with certain holders of shares of common stock issued in Merida’s initial public offering, pursuant to which such holders agreed not to seek redemption of up to 4 million shares in the aggregate in connection with Merida’s special meeting to approve the Business Combination. The Share Transfer, Non-Redemption and Forward Purchase Agreements further provide that such holders shall have the right, but not the obligation, to have Leafly repurchase any such shares held by the applicable holder as of the closing and not later sold into the market at a price of $10.01 per share (with respect to 1.4 million of the shares subject to the Share Transfer, Non-Redemption and Forward Purchase Agreements) and $10.16 per share (with respect to 2.6 million of the shares subject to the Share Transfer, Non-Redemption and Forward Purchase Agreements) on the three-month anniversary of the closing (the “Redemption Date”); provided, however, that if certain holders sell their shares in the open market prior to the one-month anniversary of the closing at a price in excess of $10.06 per share, Leafly will pay such holders $0.05 per share sold irrespective of the sale price received by such holders. Upon the closing of the Business Combination, approximately $39 million was deposited into escrow accounts for the benefit of the holders party to the Share Transfer, Non-Redemption and Forward Purchase Agreements. Leafly has been informed that certain holders have sold 40 thousand shares covered by the Share Transfer, Non-Redemption and Forward Purchase Agreements following the closing of the Business Combination. In the event that holders with respect to the remaining 3.96 million shares subject to the Share Transfer, Non-Redemption and Forward Purchase Agreements elect to have their shares redeemed by Leafly on the Redemption Date, Leafly may not receive any further proceeds from the escrow account. From time to time, Leafly may enter into discussions with the parties to the Share Transfer, Non-Redemption and Forward Purchase Agreements to seek to amend the terms thereof, including, but not limited, with respect to an extension of the Redemption Date or a change to the redemption price or the price at which such holders may sell shares in the market. There can be no assurance that Leafly will enter into any such amendment on favorable terms or at all.
Critical Accounting Policies and Estimates
Our consolidated financial statements and accompanying notes are prepared in accordance with GAAP. Preparing consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, as well as disclosure of contingent assets and liabilities. An appreciation of our critical accounting policies is necessary to understand our financial results. In some cases, we could reasonably use different accounting policies and estimates, and changes in our estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates, and our financial condition or results of operations could be affected. We base our estimates on our experience and other assumptions that we believe are reasonable, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting policies and estimates, which we discuss further below.
Revenue recognition
Revenue recognition is one of our critical accounting policies, not because of the degree of judgment and subjectivity within the policy but because of its importance to our financial statements.
Revenue is measured based on a specified amount of consideration in a contract with a customer. Leafly recognizes revenue when a performance obligation is satisfied by transferring control of promised services to a customer at an amount that reflects the consideration Leafly expects to be entitled to in exchange for those services. Due to the complexity of certain contracts, revenue recognition is dependent on contract-specific terms, which may vary with each contract.
Leafly’s revenue is derived through online software and advertising services, primarily through subscription agreements. Leafly also provides advertising on a per-impression delivered basis. Revenue associated with software subscriptions and display ads are recognized over time over the subscription period, which average one year or less, as the services are provided. Revenue associated with one-time content push to customers are recognized at a point in time upon delivery of the specified service.
Contract liabilities consist of deferred revenue, which is recorded when Leafly has received consideration, or has the right to receive consideration, in advance of transferring the performance obligations under the contract to the customer. Deferred revenue is recognized when the performance obligation is satisfied.
Allowance for Doubtful Accounts
Leafly evaluates the collectability of accounts receivable based on a combination of factors including historical experience and loss patterns, the number of days of past due billings, an evaluation of the potential risk of loss associated with delinquent accounts, and known delinquent accounts. Adjustments to the allowance for doubtful accounts occur when new information becomes available that allows Leafly to estimate the allowance more accurately.
Stock-Based Compensation
Stock-based compensation expense represents the cost of the grant date fair value of stock option grants, estimated in accordance with the applicable accounting guidance, recognized on a straight-line basis over the vesting period. The vesting period generally approximates the expected service period of the awards. When awards include a performance condition that impacts the vesting or exercisability of the award, the Company records compensation cost when it becomes probable that the performance condition will be met and the service is provided. Compensation cost for awards with a performance condition are recognized over the shorter of the derived service period or the explicit/implicit service period. Compensation expense for awards subject to market-based conditions are recognized on a straight-line basis over the derived service period, regardless of whether the market condition is satisfied. Forfeitures are recognized and accounted for as they occur.
The fair value of stock options with service or performance conditions is estimated on the date of grant using the Black-Scholes option pricing model, inclusive of assumptions for risk-free interest rates, expected dividends, expected terms, expected volatility, and the fair value of the underlying stock. The fair value of stock options with market conditions is estimated on the date of grant using a Monte Carlo simulation model, inclusive of assumptions for risk-free interest rates, expected terms, expected volatility, and the target price. Significant changes to the key assumptions underlying the factors used could result in different fair values of common stock at each valuation date, which could result in different stock-based compensation expense.
The risk-free interest rates used are based on the U.S. Department of Treasury (“U.S. Treasury”) yield in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the expected term of the stock options. We base the assumed dividend yield on our expectation of not paying dividends in the foreseeable future. Options granted have a maximum contractual term of 10 years. The Company has limited historical stock option activity and therefore estimates the expected term of stock options granted using the simplified method, which represents the average of the contractual term of the stock option and its weighted-average vesting period. The expected volatility of stock options is based upon the historical volatility of a number of publicly traded companies in similar stages of development. The Company has historically not declared or paid any dividends and does not currently expect to do so in the foreseeable future. Due to the absence of an active market for shares of Leafly stock as a private company, we estimate the fair value based upon a variety of factors, including its illiquid nature, sales of Leafly Preferred Stock, the effect of the rights and preferences of the stockholders of Leafly Preferred Stock, the prospects of a liquidity event, Leafly’s historical financial position and performance, and the current business climate in the marketplace.
Emerging Growth Company Status
Leafly is an emerging growth company (“EGC”), as defined in the JOBS Act. Under the JOBS Act, EGCs can delay adopting new or revised accounting standards issued until such time as those standards apply to private companies. In electing this relief, the JOBS Act does not preclude an EGC from adopting a new or revised accounting standard earlier than the time that such standard applies to private companies. Leafly has elected to use this relief and will do so until the earlier of the date that it (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As described in “Recently Adopted Accounting Standards” in the notes to consolidated financial statements in this Current Report, we early adopted multiple accounting standards. As a result of the elected JOBS Act relief, these consolidated financial statements may not be comparable to companies that do not elect JOBS Act relief or choose to early adopt different accounting pronouncements than Leafly.

Internal Control Over Financial Reporting
In connection with the preparation and audit of our consolidated financial statements for the year ended December 31, 2020, a material weakness was identified in our internal controls over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.
The material weakness identified was a deficiency in the effectiveness of the review of accounting conclusions for complex debt and equity transactions. We remediated this material weakness during 2021 through the hiring of a Chief Financial Officer who has experience in complex derivative transactions and a Director of SEC Reporting with SEC reporting and technical accounting experience, as well as through the use of third-party consultants and specialists to supplement our internal resources.
In addition to remediating this specific material weakness, we have begun our implementation of Sarbanes-Oxley and continue to assess and further develop our internal controls and procedures. Our full Sarbanes-Oxley implementation is forecasted to be complete late in 2022. Costs associated with these internal control activities are discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic filings with the SEC.
We cannot assure you that the measures we have taken to date and may take in the future will be sufficient to prevent or avoid potential future material weaknesses. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error, and the risk of fraud. If we are unable to prevent or avoid future material weaknesses, our ability to record, process, and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of our Common Stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities, and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.
In addition, it is possible that control deficiencies could be identified by our management or by our independent registered public accounting firm in the future or may occur without being identified. Such a failure could result in regulatory scrutiny and cause investors to lose confidence in our reported financial results, lead to a default under our current or future indebtedness and otherwise have a material adverse effect on our business, financial condition, cash flows, or results of operations.
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Related Party Relationships
Officer Note
In March 2019, Leafly issued a recourse promissory note (the “Officer Note”) in the amount of $1,024 to John T. Leslie, who was an officer of Leafly. The Officer Note bore interest at 2.55%, compounded annually. The principal balance and accrued interest were due upon the earlier of (a) a liquidation event, (b) within 10 or 180 days following the termination of the officer depending on nature of the termination, (c) immediately prior to Leafly’s registration of securities under section 12 of the Securities Exchange Act of 1934, as amended, or Leafly’s becoming subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1933, as amended, if the officer was determined pursuant to Rule 3b-7 of the Securities Exchange Act of 1933, as amended, or was otherwise at that time a member of Leafly’s board of directors, (d) the officer’s acceptance of or appointment to a position which would qualify the officer as an executive officer of Leafly, or (e) any other change in the officer’s status or Leafly’s status which would cause the Officer Note to be deemed a prohibited extension of credit by Leafly under Section 402 of the Sarbanes-Oxley Act of 2002 or other applicable law. The recourse promissory note was secured by 1,330 shares of common stock.
Although the Officer Note was recourse to the individual, it was accounted for as nonrecourse since the recourse provision was not substantive. Accordingly, we accounted for the combination of the promissory note and restricted stock as a grant of an option, as the substance was similar to the grant of an option. The exercise price of this stock option was the principal and interest due on the promissory note. The fair value of the stock option was recognized over the requisite service period (not the term of the promissory note) through a charge to compensation cost. The maturity date of the promissory notes reflected the legal term of the stock option for purposes of valuing the award.
In August 2020, in connection with Mr. Leslie’s separation, Leafly cancelled the Officer Note and associated accrued interest in exchange for the repurchase of 1,505 unvested shares and 424 vested shares, with an original exercise price of $0.77, at a price of $0.55 per share. The excess of the repurchase price over the fair value of the stock on the repurchase date resulted in recognition of compensation cost of $367 during 2020.
Privateer Holdings and Privateer Management
Leafly was a wholly owned subsidiary of Privateer Holdings, Inc. (“Privateer Holdings”) until February 14, 2019, when Privateer Holdings effected a capital restructuring of Leafly and distributed its ownership in Leafly to its stockholders. In 2019, Leafly entered into a Corporate Services Agreement, as amended, with Ten Eleven LLC dba Privateer Management. Two individuals on Leafly’s board of directors as of December 31, 2021, Michael Blue and Christian Groh, are officers of Privateer Management, which has therefore been identified as a related party. Privateer Management provided managerial services, support services, administrative services, at times paid for employee health benefit and other expenses on behalf of Leafly, and at times Leafly paid for employee health and benefit expenses on behalf of Privateer Holdings, through March 31, 2021. During the years ended December 31, 2021 and 2020, Leafly recorded $0 and $1,205, respectively, for these expenses within general and administrative expenses in the Consolidated Statements of Operations. As of December 31, 2021 and 2020, Leafly reported receivables of $0 and $263, respectively for employee health and benefits paid on behalf of Privateer Holdings. As of December 31, 2021 and 2020, Leafly owed $0 and $580, respectively, to Privateer Management for corporate services and expenses paid on its behalf in 2020 and prior.
Other
One of Leafly’s significant investors, Brendan Kennedy, is a member of the board of directors of Tilray, Inc., which is the parent company of High Park Holdings Ltd., a customer of Leafly, and therefore has been identified as a related party. During the years ended December 31, 2021 and 2020, Leafly recorded approximately $142 and $239, respectively, of revenue earned from contracts with this customer.
In June 2021, Mr. Kennedy purchased a convertible promissory note totaling $1,000. The note was issued as part of the existing series of 2021 Notes and is subject to the same interest rate, maturity, and conversion terms. See Note 10 of notes to consolidated financial statements within this Current Report for more information.
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